U.S. SECURITIES AND EXCHANGE COMMISSION
      WASHINGTON, D.C.  20549              ----------------------------
       INITIAL STATEMENT OF                |      OMB APPROVAL        |
  BENEFICIAL OWNERSHIP OF SECURITIES       |--------------------------|
                                           |                          |
                                           |  OMB NUMBER:  3235-0104  |
                                           |  EXPIRES:                |
                                           |  February 1, 1994        |
  Filed pursuant to Section 16(a) of the   |  ESTIMATED AVERAGE       |
    Securities Exchange Act of 1934,       |  BURDEN HOURS            |
   Section 17(a) of the Public Utility     |  PER RESPONSE 0.5        |
     Holding Company Act of 1935           ----------------------------
  or Section 30(f) of the Investment
         Company Act of 1940

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1. Name and Address of Reporting Person

   AccuMED INTERNATIONAL, INC.
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   (Last)             (First)            (Middle)

   900 NORTH FRANKLIN STREET   SUITE 401
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            (Street)

   CHICAGO            ILLINOIS           60610
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   (City)             (State)            (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   DECEMBER 4, 1998
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4. Issuer Name and Ticker or Trading Symbol

   BELL NATIONAL CORPORATION - BLBN
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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

( )  DIRECTOR
( )  10% OWNER
( )  OFFICER
(X)  OTHER --    MEMBER OF 13(d) GROUP OWNING MORE THAN 10%

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6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


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7.    INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

(X)   FORM FILED BY ONE REPORTING PERSON
( )   FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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|1. TITLE OF SECURITY|2.AMOUNT OF   |3. OWNERSHIP  |4. NATURE  OF INDIRECT
|   (INSTR. 4)       |  SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP
|                    |  BENEFICIALLY|   DIRECT (D) |   (INSTR.5)
|                    |  OWNED       |   OR INDIRECT|
|                    |  (INSTR. 4)  |   (I) (INSTR.|
|                    |              |    5)        |
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    COMMON STOCK          85,776          D

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative Security (Instr. 4)

     WARRANTS
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2.  Date Exercisable and Expiration Date (Month/Day/Year)

     3/30/1999                               12/31/2008
___________________________              _________________________
   Date Exercisable                           Expiration Date
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3.  Title and Amount of Securities Underlying Derivative Security (Instr.4)

     COMMON STOCK                             63,517
___________________________              ___________________________
       Title                             Amount of Number of Shares
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4.  Conversion or Exercise Price of Derivative Security

     $.001
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5.  Ownership Form of Derivative Security: Direct(D) or Indirect (I)
     (Instr.5)

     D
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6.  Nature of Indirect Beneficial Ownership (Instr. 5)

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EXPLANATION OF RESPONSES:



/s/ Jonathan A. Bohlen
His:  Attorney-in-Fact                               DECEMBER 14, 1998
____________________________________________         ___________________
**SIGNATURE OF REPORTING PERSON                             Date

___________________________________________

** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
   CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR
PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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